H-CYTE Issues Letter to Shareholders

TAMPA, Fla., January 21, 2020 (GLOBE NEWSWIRE) — H-CYTE Inc. (OTCQB: HCYT) the owner and operator of innovative medical technology products and services including LungCYTE and Lung Health Institute, today issued the following letter to shareholders from its CEO Bill Horne.

Dear Fellow Shareholders,

We have made significant progress toward our dramatic strategic goals due to the support of our gracious and accomplished investors. They share our vision for the future of the state of medicine. They understand that focusing on serving our patients is the best way possible to create significant shareholder value. The way forward to help more patients is to continue to work through our investigational new drug process with the FDA.

Most recently, a $6 million investment in H-CYTE was led by a group that includes Todd Wagner, a co-founder of Broadcast.com and Rex Farrior and Preston Farrior, prominent philanthropists and University of Florida benefactors. The new funding will be used to advance the company’s development of our industry-leading investigational medical treatment for chronic lung diseases such as chronic obstructive pulmonary disease (COPD).

Last year, Chris Sullivan and Bob Basham, co-founders of Outback Steakhouse, also made considerable investments into the company.

On the heels of the recent financing, we have taken steps to reduce operating expenses so we can focus on pushing forward with FDA approval requirements. With these initiatives, we are currently seeing the previous gap in spending relative to revenues diminish. These newly implemented initiatives were specifically designed to result in the company achieving cashflow breakeven near term. I’m pleased with the recent progress and expect, although there can be no assurance, to realize the goal as early as this year.

We’re grateful for these investors’ support and for all of your continued support. We are very excited to be working toward a new treatment to help people with chronic lung disease.

Around 24 million people in the U.S. have COPD, which includes emphysema and chronic bronchitis. According to the CDC, more than 140,000 Americans die from this condition each year, and there is currently no cure. Every time I hear those facts, they remind me that we have to do everything in our power to help this extremely underserved population.

The regenerative medicine market has been changing very rapidly during the past few years. H-CYTE sees the changes in the regenerative medicine market, and we see the opportunity to work more closely with regulators to develop point-of-care protocols that offer greater accessibility to effective medical treatments, starting with the COPD population where research is heavily underfunded. Regulatory approval of our new treatment protocol could lead to a new breakthrough therapy for our patients and a tremendous opportunity for the company. With that in mind, I’m very optimistic about the future.

H-CYTE is focused on working toward our new treatment. We previously announced, as part of our strategic moves, that we have entered into a long-term agreement with Rion that will enable H-CYTE to develop proprietary biologics for the treatment of COPD. Rion will serve as the product supplier and co-developer of the new treatment with H-CYTE. As part of the agreement, H-CYTE will control commercial development and facilitate the clinical trial investigation. In addition, we intend to leverage Lung Health Institute, a provider team that has safely performed more than 8,000 minimally invasive procedures since 2013. These combined efforts are key to pursuing submission of an investigational new drug (IND) application for review by the U.S. Food and Drug Administration. The FDA has developed four distinct and successful approaches to making such drugs available as rapidly as possible. In light of these approaches, there are opportunities to apply for an expedited or accelerated pathway to application review.

Lastly, I want to address something of critical importance to all of us, our stock price. I can tell you in no uncertain terms that neither the management team nor our board of directors is pleased with our current stock price. Our focus remains on bringing a needed medical solution to the marketplace, from which we expect to create significant shareholder value. Rest assured, we will continue to work diligently on positioning the company for long term success and value creation.

Like you, in addition to growing a strong company, this is an equity play for me and all of those involved on my team. I own a considerable position in our company, making my goals completely aligned with yours. Together we’re going to make meaningful progress this year. Thank you for your continued support.

Sincerely,

Bill Horne

About H-CYTE Corporation

H-CYTE was formed to build and develop a diversified portfolio of innovative medical technology products and services to improve quality of life for patients. The DenerveX® System is H-CYTE’s first product and is intended to provide long-lasting relief from pain associated with facet joint syndrome. For biomedical services, H-CYTE manages Lung Health Institute. Lung Health Institute is a leader in regenerative medicine that specializes in cellular therapies to treat chronic obstructive pulmonary disease (COPD) and other chronic lung diseases. In late 2019, H-CYTE’s biologics division, LungCYTE, plans to submit an IND to the FDA to study novel and proprietary biologics for treatment of COPD. For more information about H-CYTE, please visit www.HCYTE.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those outlined in the Company’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT

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